Exhibit 5.1

June 11, 2018

The Providence Service Corporation
700 Canal Street, Third Floor
Stamford, CT 06902

Registration Statement on Form S-1
of The Providence Service Corporation

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of The Providence Service Corporation, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-1, as amended (the “Registration Statement”), relating to (i) 3,180,136 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of 1,259,591 shares of Common Stock (the “Common Shares”) and 1,920,545 shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”) and (ii) 765,916 shares of Preferred Stock (the “Preferred Shares” and, together with the Common Shares and the Conversion Shares, the “Registered Shares”), which may be sold by Coliseum Capital Co-Invest, L.P., Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P. and Blackwell Partners, LLC – Series A (the “Selling Shareholders”).

In rendering the opinions expressed below, I, or lawyers on the legal staff of the Company or its subsidiaries working under my supervision, have (a) examined and relied on the originals, or copies certified or otherwise identified to my or their satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as I have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to me and (c) made such investigations of law as I have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, I have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to me as originals, (ii) the genuineness of all signatures on all documents that I examined, (iii) the conformity to authentic originals and completeness of documents submitted to me as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

The Providence Service Corporation	2	June 11, 2018

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, I am of the opinion that:

1.     The Common Shares are validly issued, fully paid and non-assessable under the laws of the State of Delaware.

2.     The Preferred Shares are validly issued, fully paid and non-assessable under the laws of the State of Delaware.

3.     The Conversion Shares, when and if issued and delivered upon the valid conversion of shares of Preferred Stock in accordance with the Certificate of Designations for Series A Convertible Preferred Stock and the terms thereof, will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of my name under the caption “Validity of Securities” in the Prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the sale of the Registered Shares by the Selling Shareholders. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

I express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law as currently in effect.

Very truly yours,

/s/ Sophia D. Tawil